Exhibit 4(h)

                                                  EXECUTION COPY


                AMENDMENT NO. 4 OF RECEIVABLES PURCHASE AGREEMENT


               AMENDMENT NO. 4, dated as of January 1, 1998 this "Amendment"), to the Receivables Purchase Agreement, dated as of November 15, 1994, as amended and restated as of December 29, 1995, and as amended as of June 27, 1996, as of September 6, 1996 and as of June 27, 1997 (the "Agreement") among INTERCO RECEIVABLES CORP. (the "Issuer"), and CREDIT LYONNAIS NEW YORK BRANCH ("CL-NY"), as agent (the "Agent") for the Investors.

                             R E C I T A L S

               WHEREAS, the Seller, the Issuer and the Agent have agreed, subject to the terms and conditions of this Amendment, to amend the Agreement as hereinafter set forth.

               Terms used herein but not defined herein shall have the meaning assigned thereto in the Agreement.

               NOW, THEREFORE, the parties agree as follows:

               1. Amendment of Agreement. The Agreement shall be and is hereby amended, as of the date hereof (subject to the satisfaction of the conditions precedent set forth in Section 2 hereof), as follows:

               A. The definition of "CP Rate" in Exhibit I shall be amended to provide in its entirety as follows:

              "CP Rate" for any Fixed Period for any Receivable
              Interest means, to the extent the Issuer funds such Receivable Interest for such Fixed Period by issuing commercial paper, the rate (or if more than one rate, the weighted average of the rates) at which commercial paper notes of the Issuer having a term equal to such Fixed period and to be issued to fund such Receivable Interest may be sold by any placement agent or commercial paper dealer selected by the Agent on behalf of the Issuer, as agreed between each such agent or dealer and the Agent and notified by the Agent to the Servicer; provided if the rate (or rates) as agreed between any such agent or dealer and the Agent with regard to any Fixed Period for any Receivable Interest is a discount rate (or rates), then such rate shall be the rate (or if more than one rate, the weighted average of the rates) resulting from converting such discount rate (or rates) to an interest-bearing equivalent rate per annum.





              B. The definition of "Action" in Exhibit I shall be amended to provide in its entirety as follows:

               "Action" means Action Industries, Inc., a Mississippi corporation.

              2.     A.     Conditions Precedent to Effectiveness of
     Amendment. The effectiveness of this Amendment is subject to the conditions precedent that the Agent shall have received, on or before the date hereof, (a) an amendment to the Originator Purchase Agreement, in form and substance satisfactory to the Agent, duly executed by the parties thereto, and evidence that all of the conditions precedent to the effectiveness of such amendment have been satisfied, and (b) the written statement from each of the Relevant Rating Agencies required by Section 4.01 of the Agreement.

                    B. Conditions Subsequent to Effectiveness of Amendment. The effectiveness of this Amendment is subject to the conditions subsequent that the Issuer and the Agent shall have received each of the following, in form and substance satisfactory to the Issuer and the Agent:

               (i) A true and complete copy of the Credit and Collection Policy (the Policy ) adopted by Action Merger Sub, Inc. or its successor, which Policy shall require that Action Merger Sub, Inc. or its successor shall originate and/or service any and all Transferred Receivables in accordance with standards of origination and servicing customary for prudent originators or servicers of similar receivables in the industry and, in any event, in accordance with standards of origination and servicing acceptable to the Purchaser or its assignee.

               (ii) A certificate of the chief executive officer or chief operating officer of Action Merger Sub, Inc. or its successor certifying that Action Merger Sub, Inc. has adopted and effectively implemented such Credit and Collection Policy (including without limitation employment of personnel having adequate experience in origination and servicing and the implementation and maintenance of adequate computer and data management systems).

               3. Execution in Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same amendment. The delivery of a signed signature page to this Amendment by telecopy transmission shall constitute due execution and delivery of this Amendment for all purposes.

               4. Agreement in Full Force and Effect. Except as amended by this Amendment, all of the provisions of the Agreement are ratified and confirmed in all respects and shall remain in full force and effect in accordance with their terms.





               5. Consent to Amendment of Originator Purchase Agreement. Pursuant to paragraph (n) of Exhibit IV to the Agreement, the Agent hereby consents to the Amendment, as of the date hereof, of the Originator Purchase Agreement, and the Amendment, as of the date hereof, of the Interco Agreement, in each case in the form previously delivered to the Agent.

               6. References to Agreement. From and after the date hereof, (a) all references in the Agreement to "this Agreement", "hereof", "herein", or similar terms and (b) all references to the Agreement in each agreement, instrument and other document executed or delivered in connection with the Agreement, shall mean and refer to the Agreement, as amended by this Amendment.

               7. Further Assurances. The parties hereto agree to execute and deliver any and all further agreements, certificates and other documents reasonably necessary to implement the provisions of this Amendment.

               8. Governing Law. This Amendment shall be governed by, and construed in accordance with, the law of the State of New York without giving effect to the conflict of laws principles thereof.

               IN WITNESS WHEREOF, the parties each have caused this Amendment to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.


                                          CREDIT LYONNAIS
                                          NEW YORK BRANCH, as Agent


                                          By:  L.M. Wertheim
                                             ---------------------
                                          Name:  L.M. Wertheim
                                          Title: Senior Vice-President

                                          INTERCO RECEIVABLES CORP.


                                          By:  Lynn Chipperfield
                                             -----------------------
                                          Name:  Lynn Chipperfield
                                          Title: Vice President